                            CARRIAGE HILL APARTMENTS
                             6080 CARRIAGE HILL DR.
                             EAST LANSING, MICHIGAN

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 28, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                  [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                     JULY 9,2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: CARRIAGE HILL APARTMENTS
    6080 CARRIAGE HILL DR.
    EAST LANSING, INGHAM COUNTY, MICHIGAN

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 143 units with a total of 156,250 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 5.09 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 99% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                                  ($8,700,000)

                          Respectfully submitted,
                          AMERICAN APPRAISAL ASSOCIATES, INC.

                          -s- Frank Fehribach

July 9, 2003              Frank Fehribach, MAI
#053272                   Managing Principal, Real Estate Group
                          Michigan State Certified General Real Estate Appraiser
                            #1201008081

Report By:
Jude Flynn, MAI, SRA

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                APPRAISAL DATA

Executive Summary........................................................      4
Introduction.............................................................      9
Area Analysis............................................................     11
Market Analysis..........................................................     14
Site Analysis............................................................     16
Improvement Analysis.....................................................     16
Highest and Best Use ....................................................     17

                                   VALUATION

Valuation Procedure......................................................     18
Sales Comparison Approach................................................     20
Income Capitalization Approach ..........................................     26
Reconciliation and Conclusion............................................     37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Carriage Hill Apartments
LOCATION:                         6080 Carriage Hill Dr.
                                  East Lansing, Michigan

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 28, 2003
DATE OF REPORT:                   July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
     Size:                        5.09 acres, or 221,720 square feet
     Assessor Parcel No.:         33-02-02-05-251-083
     Floodplain:                  Community Panel No. 260093 0010 (August 9,
                                  2000)
                                  Flood Zone C, an area outside the floodplain.
     Zoning:                      RC (Multiple Dwelling Residential)

BUILDING:
     No. of Units:                143 Units
     Total NRA:                   156,250 Square Feet
     Average Unit Size:           1,093 Square Feet
     Apartment Density:           28.1 units per acre
     Year Built:                  1972

UNIT MIX AND MARKET RENT:

                      GROSS RENTAL INCOME PROJECTION

                                           Market Rent
                             Square    -------------------      Monthly        Annual
       Unit Type              Feet     Per Unit     Per SF       Income        Income
       ---------             ------    --------     ------      -------        ------
1Br/1Ba - 1A10                 625      $  575      $ 0.92      $  6,900     $   82,800
1Br/1Ba - 1B10                 700      $  650      $ 0.93      $  7,800     $   93,600
2Br/1.5Ba - 2A15               875      $  725      $ 0.83      $  8,700     $  104,400
2Br/1.5Ba - 2B15             1,000      $  675      $ 0.68      $ 24,300     $  291,600
2Br/1.5Ba - 2C15             1,150      $1,025      $ 0.89      $ 10,250     $  123,000
3Br/1.5Ba - 3A15             1,350      $1,070      $ 0.79      $ 65,270     $  783,240
                                                                -----------------------
                                                    Total       $123,220     $1,478,640
                                                                =======================

OCCUPANCY:                       99%
ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   15 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

REMAINING ECONOMIC LIFE:         30 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

       [PICTURE]                                              [PICTURE]

EXTERIOR VIEW OF COMPLEX                              EXTERIOR VIEW OF COMPLEX

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
     As Vacant:                   Hold for future multi-family development
     As Improved:                 Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                       Amount              $/Unit
                                                       ------              ------
DIRECT CAPITALIZATION

Potential Rental Income                              $1,478,640          $10,340
Effective Gross Income                               $1,416,576          $ 9,906
Operating Expenses                                   $  593,047          $ 4,147          41.9% of EGI
Net Operating Income:                                $  780,629          $ 5,459

Capitalization Rate                                  9.00%
DIRECT CAPITALIZATION VALUE                          $8,500,000*         $59,441 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                       10 years
2002 Economic Vacancy                                10%
Stabilized Vacancy & Collection Loss:                10%
Lease-up / Stabilization Period                      N/A
Terminal Capitalization Rate                         9.75%
Discount Rate                                        11.00%
Selling Costs                                        2.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $9,000,000*         $62,937 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $8,800,000          $61,538 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $42,590 to $68,889
       Range of Sales $/Unit (Adjusted)              $55,367 to $69,276
VALUE INDICATION - PRICE PER UNIT                    $8,400,000*         $58,741 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            5.40 to 7.23
       Selected EGIM for Subject                     6.40
       Subject's Projected EGI                       $1,416,576
EGIM ANALYSIS CONCLUSION                             $8,800,000*         $61,538 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $8,400,000*         $58,741 / UNIT

RECONCILED SALES COMPARISON VALUE                    $8,500,000          $59,441 / UNIT

----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                  $8,400,000
     NOI Per Unit                                    $8,400,000
     EGIM Multiplier                                 $8,800,000
INDICATED VALUE BY SALES COMPARISON                  $8,500,000        $59,441 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                   $8,500,000
     Discounted Cash Flow Method:                    $9,000,000
INDICATED VALUE BY THE INCOME APPROACH               $8,800,000        $61,538 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $8,700,000        $60,839 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 6080 Carriage Hill Dr., East Lansing, Ingham County, Michigan. East Lansing identifies it as 33-02-02-05-251-083.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Jude Flynn, MAI, SRA on May 28, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Jude Flynn, MAI, SRA performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Jude Flynn, MAI, SRA have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

     "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:    6 to 12 months
   EXPOSURE PERIOD:     6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Carriage Hill Apartments. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of East Lansing, Michigan. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being multi-family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Park Lake Road
West  - Route 127
South - Route 69
North - County Line Road

MAJOR EMPLOYERS

Major employers in the subject's area include the State of Michigan and the Michigan State University at East Lansing. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                           NEIGHBORHOOD DEMOGRAPHICS

                                                        AREA
                                     --------------------------------------------
CATEGORY                             1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS      MSA
--------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                       8,237          66,844          123,383       449,004
5-Year Population                        8,238          65,750          121,410       453,806
% Change CY-5Y                             0.0%           -1.6%            -1.6%          1.1%
Annual Change CY-5Y                        0.0%           -0.3%            -0.3%          0.2%

HOUSEHOLDS
Current Households                       3,638          24,610           48,043       175,212
5-Year Projected Households              3,719          26,268           49,787       181,702
% Change CY - 5Y                           2.2%            6.7%             3.6%          3.7%
Annual Change CY-5Y                        0.4%            1.3%             0.7%          0.7%

INCOME TRENDS
Median Household Income                $41,132         $35,057         $ 35,590      $ 44,640
Per Capita Income                      $34,650         $21,343         $ 22,098      $ 22,509
Average Household Income               $76,261         $58,960         $ 56,986      $ 57,683

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                          AREA
                                       -------------------------------------------
CATEGORY                               1-MI. RADIUS   3-MI. RADIUS    5-MI. RADIUS          MSA
------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                    46.72%         50.52%          44.25%          30.67%
5-Year Projected % Renting                 44.48%         50.80%          43.76%          29.66%

% of Households Owning                     48.41%         44.23%          49.19%          64.32%
5-Year Projected % Owning                  50.75%         44.27%          49.96%          65.54%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Residential
South - Residential
East  - Residential
West  - Residential

CONCLUSIONS

The subject is well located within the city of East Lansing. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                                MARKET ANALYSIS

The subject property is located in the city of East Lansing in Ingham County. The overall pace of development in the subject's market is more or less decreasing. There was no new construction noted. The East Lansing Building Department confirmed that construction of new apartment complexes has slowed considerably since the Michigan State University constructed student housing within the last five years. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

    Period                            Region                       Submarket
    ------                            ------                       ---------
     1999                              3.0%                           3.0%
     2000                              2.5%                           3.0%
     2001                              4.1%                           3.6%
     2002                              5.8%                           4.0%
2003 (estimated)                       6.0%                           5.0%

Interview with local secondary sources

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market.

Market rents in the subject's region have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

    Period                    Region        % Change        Submarket       % Change
    ------                    ------        --------        ---------       --------
     1999                      $722             -              N/A             -
     2000                      $767           6.2%             N/A            N/A
     2001                      $788           2.7%             N/A            N/A
     2002                      $790           0.3%             N/A            N/A
2003 (estimated)               $795           0.6%             N/A            N/A

Marcus Millichamp

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                             COMPETITIVE PROPERTIES

  No.            Property Name            Units    Ocpy.  Year Built       Proximity to subject
  ---            -------------            -----    -----  ----------       --------------------
  R-1         Ashton Lake                  120      99%      1988       0.75-mile west of subject
  R-2         Brandywine                   468      94%      1973       0.25-mile north of subject
  R-3         Arbor Glen                   180      94%      1989       0.5-mile west of subject
  R-4         Timberlake                   282      90%      1981       1.0 mile west of subject
  R-5         Abbot Pointe                 172      85%      1966       0.75-southwest of subject
Subject       Carriage Hill Apartments     143      99%      1972

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                  5.09 acres, or 221,720 square feet
  Shape                      Irregular
  Topography                 Slightly slope
  Utilities                  All necessary utilities are available to the site.
  Soil Conditions            Stable
  Easements Affecting Site   None other than typical utility easements
  Overall Site Appeal        Good
  Flood Zone:
     Community Panel         260093 0010, dated August 9, 2000
     Flood Zone              Zone C
  Zoning                     RC, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                                       ASSESSED VALUE - 2002
                            --------------------------------------------            TAX RATE /   PROPERTY
PARCEL NUMBER                LAND             BUILDING           TOTAL              MILL RATE     TAXES
---------------------------------------------------------------------------------------------------------
33-02-02-05-251-                                                                                 $156,400
     083                    $357,500         $6,017,100       $6,374,600               NA         (2001)
---------------------------------------------------------------------------------------------------------

IMPROVEMENT ANALYSIS

  Year Built               1972
  Number of Units          143
  Net Rentable Area        156,250 Square Feet
  Construction:
    Foundation             Reinforced concrete slab
    Frame                  Heavy or light wood
    Exterior Walls         Brick or masonry
    Roof                   Composition shingle over a wood truss structure
  Project Amenities        Amenities at the subject include a volleyball court,
                           playground, laundry room, and parking area.
  Unit Amenities           Individual unit amenities include a garage, balcony,
                           fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

Unit Mix:

                                               Unit Area
   Unit Type               Number of Units     (Sq. Ft.)
--------------------------------------------------------
1Br/1Ba - 1A10                   12                625
1Br/1Ba - 1B10                   12                700
2Br/1.5Ba - 2A15                 12                875
2Br/1.5Ba - 2B15                 36              1,000
2Br/1.5Ba - 2C15                 10              1,150
3Br/1.5Ba - 3A15                 61              1,350

  Overall Condition                   Average
  Effective Age                       15 years
  Economic Life                       45 years
  Remaining Economic Life             30 years
  Deferred Maintenance                None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 143-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE PAGE 18
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                            THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

SUMMARY OF COMPARABLE SALES - IMPROVED

                                                                              COMPARABLE                    COMPARABLE
            DESCRIPTION                            SUBJECT                       I - 1                         I - 2
------------------------------------------------------------------------------------------------------------------------------
     Property Name                        Carriage Hill Apartments        White Pines of DeWitt         Runaway Bay Apartments

LOCATION:
     Address                              6080 Carriage Hill Dr.          100-151 Brunswick             1101 Runaway Bay Dr.

     City, State                          East Lansing, Michigan          Dewitt, MI                    Lansing, MI
     County                               Ingham                          Clinton                       Ingham
PHYSICAL CHARACTERISTICS:
     Net Rentable Area (SF)               156,250                         43,000                        252,289
     Year Built                           1972                            1999                          1987
     Number of Units                      143                             45                            288
     Unit Mix:                                  Type           Total        Type             Total        Type       Total
                                          1Br/1Ba - 1A10         12       1Br/1Ba              25       1Br/1Ba       160
                                          1Br/1Ba - 1B10         12       2Br/1Ba              20       2Br/1Ba       128
                                          2Br/1.5Ba - 2A15       12
                                          2Br/1.5Ba - 2B15       36
                                          2Br/1.5Ba - 2C15       10
                                          3Br/1.5Ba - 3A15       61

     Average Unit Size (SF)               1,093                           956                           876
     Land Area (Acre)                     5.0900                          4.2100                        30.8600
     Density (Units/Acre)                 28.1                            10.7                          9.3
     Parking Ratio (Spaces/Unit)          2.05                            1.87                          1.50
     Parking Type (Gr., Cov., etc.)       Open                            Covered, open                 Covered, open
CONDITION:                                Average                         Excellent                     Average
APPEAL:                                   Average                         Average                       Average
AMENITIES:
     Pool/Spa                             No/No                           No/No                         Yes/No
     Gym Room                             No                              No                            No
     Laundry Room                         Yes                             Yes                           Yes
     Secured Parking                      No                              No                            No
     Sport Courts                         No                              No                            No

OCCUPANCY:                                99%                             94%                           88%
TRANSACTION DATA:
     Sale Date                                                            December, 2002                September, 2000
     Sale Price ($)                                                       $3,100,000                    $12,266,000
     Grantor                                                              BRBL One LLC                  Oxford Partners

     Grantee                                                              Trayco, LLC                   Aimco

     Sale Documentation                                                   702/83                        N/A
     Verification                                                         Dave Rende/John Storen        Dave Rende/John Storen
     Telephone Number                                                     248-649-3925                  248-649-3925
ESTIMATED PRO-FORMA:                                                      Total $    $/Unit   $/SF       Total $    $/Unit   $/SF
     Potential Gross Income                                               $447,180   $9,937  $10.40     $2,112,804  $7,336   $8.37
     Vacancy/Credit Loss                                                  $ 18,362   $  408  $ 0.43     $  105,640  $  367   $0.42
     Effective Gross Income                                               $428,818   $9,529  $ 9.97     $2,007,164  $6,969   $7.96
     Operating Expenses                                                   $195,168   $4,337  $ 4.54     $  903,224  $3,136   $3.58
     Net Operating Income                                                 $233,650   $5,192  $ 5.43     $1,103,940  $3,833   $4.38
NOTES:

     PRICE PER UNIT                                                                  $68,889                        $42,590
     PRICE PER SQUARE FOOT                                                           $ 72.09                        $ 48.62
     EXPENSE RATIO                                                                      45.5%                          45.0%
     EGIM                                                                               7.23                           6.11
     OVERALL CAP RATE                                                                   7.54%                          9.00%
     Cap Rate based on Pro Forma or Actual Income?                                 Pro Forma                      Pro Forma

                                                     COMPARABLE                      COMPARABLE
            DESCRIPTION                                I - 3                            I - 4
-----------------------------------------------------------------------------------------------
      Property Name                           Stone Crest Apartments            Timber Ridge

LOCATION:
      Address                                 2880 Isabella Road                4345 Timber Ridge Trail

      City, State                             Mount Pleasant, MI                Wyoming, MI
      County                                  Isabella                          Kent
PHYSICAL CHARACTERISTICS:
      Net Rentable Area (SF)                  133,456                           164,160
      Year Built                              1997                              1986-1992
      Number of Units                         152                               180
      Unit Mix:                                Type                  Total        Type            Total
                                              1Br/1Ba                  90       1Br/1Ba             75
                                              2Br/1Ba                  62       2Br/1Ba             90
                                                                                3Br/1Ba             15

      Average Unit Size (SF)                  878                               912
      Land Area (Acre)                        21.4000                           24.2500
      Density (Units/Acre)                    7.1                               7.4
      Parking Ratio (Spaces/Unit)             1.50                              1.65
      Parking Type (Gr., Cov., etc.)          Covered, open                     Covered, open
CONDITION:                                    Good                              Good
APPEAL:                                       Average                           Good
AMENITIES:
      Pool/Spa                                Yes/No                            Yes/No
      Gym Room                                No                                Yes
      Laundry Room                            Yes                               Yes
      Secured Parking                         No                                No
      Sport Courts                            No                                Yes

OCCUPANCY:                                    92%                               92%
TRANSACTION DATA:
      Sale Date                               February, 2001                    July, 2000
      Sale Price ($)                          $8,775,000                        $9,155,000
      Grantor                                 Stone Crest L.P                   Meadowlark Properties

      Grantee                                 Stone Crest Associates            IPA Land Development 56 LLC

      Sale Documentation                      11007/431                         5090/1250
      Verification                            Dave Rende/John Storen            Dave Rende/John Storen
      Telephone Number                        248-649-3925                      248-649-3925
ESTIMATED PRO-FORMA:                            Total $     $/Unit     $/SF      Total $       $/Unit     $/SF
      Potential Gross Income                  $1,391,507    $9,155    $10.43    $1,783,732     $9,910     $10.87
      Vacancy/Credit Loss                     $   83,490    $  549    $ 0.63    $   89,187     $  495     $ 0.54
      Effective Gross Income                  $1,308,017    $8,605    $ 9.80    $1,694,545     $9,414     $10.32
      Operating Expenses                      $  614,768    $4,045    $ 4.61    $  762,545     $4,236     $ 4.65
      Net Operating Income                    $  693,249    $4,561    $ 5.19    $  932,000     $5,178     $ 5.68
NOTES:

PRICE PER UNIT                                              $57,730                            $50,861
PRICE PER SQUARE FOOT                                       $ 65.75                            $ 55.77
EXPENSE RATIO                                                  47.0%                              45.0%
EGIM                                                           6.71                               5.40
OVERALL CAP RATE                                               7.90%                             10.18%
Cap Rate based on Pro Forma or Actual Income?               UNKNOWN                            UNKNOWN

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $42,590 to $68,889 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $55,367 to $69,276 per unit with a mean or average adjusted price of $63,641 per unit. The median adjusted price is $64,961 per unit. Based on the following analysis, we have concluded to a value of $60,000 per unit, which results in an "as is" value of $8,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

SALES ADJUSTMENT GRID

                                                                           COMPARABLE                          COMPARABLE
             DESCRIPTION                          SUBJECT                     I - 1                               I - 2
-------------------------------------------------------------------------------------------------------------------------
     Property Name                     Carriage Hill Apartments    White Pines of DeWitt               Runaway Bay Apartments
     Address                           6080 Carriage Hill Dr.      100-151 Brunswick                   1101 Runaway Bay Dr.
     City                              East Lansing, Michigan      Dewitt, MI                          Lansing, MI
     Sale Date                                                     December, 2002                      September, 2000
     Sale Price ($)                                                $3,100,000                          $12,266,000
     Net Rentable Area (SF)            156,250                     43,000                              252,289
     Number of Units                   143                         45                                  288
     Price Per Unit                                                $68,889                             $42,590
     Year Built                        1972                        1999                                1987
     Land Area (Acre)                  5.0900                      4.2100                              30.8600
VALUE ADJUSTMENTS                         DESCRIPTION                DESCRIPTION              ADJ.        DESCRIPTION           ADJ.
     Property Rights Conveyed          Fee Simple Estate           Fee Simple Estate           0%      Fee Simple Estate         0%
     Financing                                                     Cash To Seller              0%      Cash To Seller            0%
     Conditions of Sale                                            Arm's Length                0%      Arm's Length              0%
     Date of Sale (Time)                                           12-2002                     0%      09-2000                   0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                            $68,889                            $42,590
     Location                                                      Comparable                  0%      Comparable                0%
     Number of Units                   143                         45                        -10%      288                       0%
     Quality / Appeal                  Good                        Comparable                  0%      Comparable                0%
     Age / Condition                   1972                        1999 / Excellent          -10%      1987 / Average            0%
     Occupancy at Sale                 99%                         94%                        10%      88%                      20%
     Amenities                         Good                        Comparable                  0%      Comparable                0%
     Average Unit Size (SF)            1,093                       956                        10%      876                      10%
PHYSICAL ADJUSTMENT                                                                            0%                               30%
FINAL ADJUSTED VALUE ($/UNIT)                                                  $68,889                            $55,367

                                                              COMPARABLE                       COMPARABLE
            DESCRIPTION                                          I - 3                            I - 4
---------------------------------------------------------------------------------------------------------
      Property Name                                 Stone Crest Apartments            Timber Ridge
      Address                                       2880 Isabella Road                4345 Timber Ridge Trail
      City                                          Mount Pleasant, MI                Wyoming, MI
      Sale Date                                     February, 2001                    July, 2000
      Sale Price ($)                                $8,775,000                        $9,155,000
      Net Rentable Area (SF)                        133,456                           164,160
      Number of Units                               152                               180
      Price Per Unit                                $57,730                           $50,861
      Year Built                                    1997                              1986-1992
      Land Area (Acre)                              21.4000                           24.2500
VALUE ADJUSTMENTS                                      DESCRIPTION           ADJ.        DESCRIPTION         ADJ.
      Property Rights Conveyed                      Fee Simple Estate         0%      Fee Simple Estate       0%
      Financing                                     Cash To Seller            0%      Cash To Seller          0%
      Conditions of Sale                            Arm's Length              0%      Arm's Length            0%
      Date of Sale (Time)                           02-2001                   0%      07-2000                 0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                           $57,730                           $50,861
      Location                                      Comparable                0%      Comparable              0%
      Number of Units                               152                       0%      180                     0%
      Quality / Appeal                              Comparable                0%      Comparable              0%
      Age / Condition                               1997 / Good               0%      1986-1992 / Good        0%
      Occupancy at Sale                             92%                      10%      92%                    10%
      Amenities                                     Comparable                0%      Comparable              0%
      Average Unit Size (SF)                        878                      10%      912                    10%
PHYSICAL ADJUSTMENT                                                          20%                             20%
FINAL ADJUSTED VALUE ($/UNIT)                                  $69,276                            $61,033

SUMMARY

VALUE RANGE (PER UNIT)                                    $55,367 TO  $   69,276
MEAN (PER UNIT)                                           $63,641
MEDIAN (PER UNIT)                                         $64,961
VALUE CONCLUSION (PER UNIT)                               $60,000

VALUE OF IMPROVEMENT & MAIN SITE                           $8,580,000
     PV OF CONCESSIONS                                    -$  219,000
VALUE INDICATED BY SALES COMPARISON APPROACH               $8,361,000
ROUNDED                                                    $8,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                             NOI PER UNIT COMPARISON

                             SALE PRICE                         NOI/          SUBJECT NOI
COMPARABLE   NO. OF         -----------                      ------------------------------  ADJUSTMENT     INDICATED
    NO.      UNITS           PRICE/UNIT          OAR          NOI/UNIT      SUBJ. NOI/UNIT     FACTOR       VALUE/UNIT
----------   ------         -----------        ------        ----------     ---------------  ----------     ----------
   I-1         45           $ 3,100,000         7.54%        $  233,650         $780,629        1.051       $   72,428
                            $    68,889                      $    5,192         $  5,459
   I-2        288           $12,266,000         9.00%        $1,103,940         $780,629        1.424       $   60,655
                            $    42,590                      $    3,833         $  5,459
   I-3        152           $ 8,775,000         7.90%        $  693,249         $780,629        1.197       $   69,098
                            $    57,730                      $    4,561         $  5,459
   I-4        180           $ 9,155,000        10.18%        $  932,000         $780,629        1.054       $   53,623
                            $    50,861                      $    5,178         $  5,459
   I-5                                           N/A                            $780,629
                                                                                $  5,459

             PRICE/UNIT

  Low         High             Average        Median
$53,623      $72,428        $    63,951      $64,877

        VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                       $   60,000
Number of Units                                       143

Value                                          $8,580,000
   PV of Concessions                            -$219,000
                                               ----------
Value Based on NOI Analysis                    $8,361,000
                                  Rounded      $8,400,000

The adjusted sales indicate a range of value between $53,623 and $72,428 per unit, with an average of $63,951 per unit. Based on the subject's competitive position within the improved sales, a value of $60,000 per unit is estimated. This indicates an "as is" market value of $8,400,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                       SALE PRICE
COMPARABLE    NO. OF   ----------         EFFECTIVE          OPERATING                     SUBJECT
    NO.       UNITS    PRICE/UNIT        GROSS INCOME         EXPENSE         OER       PROJECTED OER      EGIM
----------    ------   ----------        ------------        ---------       -----      -------------      ----
   I-1          45     $ 3,100,000        $  428,818         $195,168        45.51%                        7.23
                       $    68,889
   I-2         288     $12,266,000        $2,007,164         $903,224        45.00%                        6.11
                       $    42,590
   I-3         152     $ 8,775,000        $1,308,017         $614,768        47.00%          41.86%        6.71
                       $    57,730
   I-4         180     $ 9,155,000        $1,694,545         $762,545        45.00%                        5.40
                       $    50,861
   I-5

                                      EGIM

Low         High       Average           Median
---         ----       -------           ------
5.40        7.23        6.36              6.41

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                 6.40
Subject EGI                             $1,416,576

Value                                   $9,066,086
   PV of Concessions                   -$  219,000
                                        ----------
Value Based on EGIM Analysis            $8,847,086
                               Rounded  $8,800,000

                        Value Per Unit  $   61,538

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 41.86% before reserves. The comparable sales indicate a range of expense ratios from 45.00% to 47.00%, while their EGIMs range from 5.40 to 7.23. Overall, we conclude to an EGIM of 6.40, which results in an "as is" value estimate in the EGIM Analysis of $8,800,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $8,500,000.

Price Per Unit                   $8,400,000
NOI Per Unit                     $8,400,000
EGIM Analysis                    $8,800,000

Sales Comparison Conclusion      $8,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                          Average
                      Unit Area    -----------------------
   Unit Type          (Sq. Ft.)    Per Unit        Per SF      %Occupied
   ---------          ---------    --------       --------     ---------
1Br/1Ba - 1A10           625        $  568        $   0.91       100.0%
1Br/1Ba - 1B10           700        $  645        $   0.92       100.0%
2Br/1.5Ba - 2A15         875        $  724        $   0.83       100.0%
2Br/1.5Ba - 2B15        1000        $  649        $   0.65       100.0%
2Br/1.5Ba - 2C15        1150        $1,015        $   0.88        90.0%
3Br/1.5Ba - 3A15        1350        $1,059        $   0.78       100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                                 RENT ANALYSIS

                                                                                       COMPARABLE RENTS
                                                                 -----------------------------------------------------------------
                                                                   R-1         R-2            R-3           R-4            R-5
                                                                 -----------------------------------------------------------------
                                                                 Ashton                                                   Abbot
                                                                  Lake       Brandywine    Arbor Glen     Timberlake      Pointe
                                                                 -----------------------------------------------------------------
                                                                                      COMPARISON TO SUBJECT
                                             SUBJECT   SUBJECT   -----------------------------------------------------------------
                            SUBJECT UNIT     ACTUAL    ASKING    Slightly     Slightly       Slightly
     DESCRIPTION                TYPE          RENT      RENT     Inferior     Superior       Inferior      Superior       Inferior
----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent                1Br/1Ba - 1A10   $  568    $  575    $  659        $  625         $  750        $  675          $ 565
Unit Area (SF)                                  625       625       720           690            803           700            560
Monthly Rent Per Sq. Ft.                     $ 0.91    $ 0.92    $ 0.92        $ 0.91         $ 0.93        $ 0.96          $1.01

Monthly Rent                1Br/1Ba - 1B10   $  645    $  675    $  775        $  760                       $  875          $ 650
Unit Area (SF)                                  700       700     1,000         1,000                        1,000            900
Monthly Rent Per Sq. Ft.                     $ 0.92    $ 0.96    $ 0.78        $ 0.76                       $ 0.88          $0.72

Monthly Rent              2Br/1.5Ba - 2A15   $  724    $  740                                 $  850
Unit Area (SF)                                  875       875                                  1,059
Monthly Rent Per Sq. Ft.                     $ 0.83    $ 0.85                                 $ 0.80

Monthly Rent              2Br/1.5Ba - 2B15   $  649    $  700                                 $  875
Unit Area (SF)                                1,000     1,000                                  1,133
Monthly Rent Per Sq. Ft.                     $ 0.65    $ 0.70                                 $ 0.77

Monthly Rent              2Br/1.5Ba - 2C15   $1,015    $1,050                  $1,000
Unit Area (SF)                                1,150     1,150                   1,120
Monthly Rent Per Sq. Ft.                     $ 0.88    $ 0.91                  $ 0.89

Monthly Rent              3Br/1.5Ba - 3A15   $1,059    $1,100                                               $1,200
Unit Area (SF)                                1,350     1,350                                                1,200
Monthly Rent Per Sq. Ft.                     $ 0.78    $ 0.81                                               $ 1.00

DESCRIPTION                       MIN           MAX         MEDIAN        AVERAGE
---------------------------------------------------------------------------------
Monthly Rent                    $  565        $  750        $  659        $  655
Unit Area (SF)                     560           803           700           695
Monthly Rent Per Sq. Ft         $ 0.91        $ 1.01        $ 0.93        $ 0.95

Monthly Rent                    $  650        $  875        $  768        $  765
Unit Area (SF)                     900         1,000         1,000           975
Monthly Rent Per Sq. Ft         $ 0.72        $ 0.88        $ 0.77        $ 0.78

Monthly Rent                    $  850        $  850        $  850        $  850
Unit Area (SF)                   1,059         1,059         1,059         1,059
Monthly Rent Per Sq. Ft         $ 0.80        $ 0.80        $ 0.80        $ 0.80

Monthly Rent                    $  875        $  875        $  875        $  875
Unit Area (SF)                   1,133         1,133         1,133         1,133
Monthly Rent Per Sq. Ft         $ 0.77        $ 0.77        $ 0.77        $ 0.77

Monthly Rent                    $1,000        $1,000        $1,000        $1,000
Unit Area (SF)                   1,120         1,120         1,120         1,120
Monthly Rent Per Sq. Ft         $ 0.89        $ 0.89        $ 0.89        $ 0.89

Monthly Rent                    $1,200        $1,200        $1,200        $1,200
Unit Area (SF)                   1,200         1,200         1,200         1,200
Monthly Rent Per Sq. Ft         $ 1.00        $ 1.00        $ 1.00        $ 1.00

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                Market Rent
                                           Unit Area      ----------------------        Monthly         Annual
   Unit Type         Number of Units       (Sq. Ft.)      Per Unit        Per SF        Income          Income
   ---------         ---------------       ---------      --------        ------        -------         ------
1Br/1Ba - 1A10            12                   625         $  575         $0.92        $  6,900       $   82,800
1Br/1Ba - 1B10            12                   700         $  650         $0.93        $  7,800       $   93,600
2Br/1.5Ba - 2A15          12                   875         $  725         $0.83        $  8,700       $  104,400
2Br/1.5Ba - 2B15          36                 1,000         $  675         $0.68        $ 24,300       $  291,600
2Br/1.5Ba - 2C15          10                 1,150         $1,025         $0.89        $ 10,250       $  123,000
3Br/1.5Ba - 3A15          61                 1,350         $1,070         $0.79        $ 65,270       $  783,240
                                                                                       -------------------------
                                                                          Total        $123,220       $1,478,640
                                                                                       =========================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR 2000    FISCAL YEAR 2001    FISCAL YEAR 2002     FISCAL YEAR 2003      ANNUALIZED 2003
                           -------------------------------------------------------------------------------------------------------
                                   ACTUAL              ACTUAL              ACTUAL          MANAGEMENT BUDGET       PROJECTION
                           -------------------------------------------------------------------------------------------------------
     DESCRIPTION              TOTAL    PER UNIT    TOTAL    PER UNIT    TOTAL   PER UNIT     TOTAL   PER UNIT    TOTAL    PER UNIT
----------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $1,452,132  $10,155  $1,510,905  $10,566  $1,532,576  $10,717  $1,591,786  $11,131  $1,488,840  $10,411

  Vacancy                  $   90,076  $   630  $   75,120  $   525  $  120,316  $   841  $   92,200  $   645  $   49,628  $   347
  Credit Loss/Concessions  $   17,731  $   124  $   23,213  $   162  $   36,909  $   258  $   65,850  $   460  $   75,488  $   528
                           -------------------------------------------------------------------------------------------------------
    Subtotal               $  107,807  $   754  $   98,333  $   688  $  157,225  $ 1,099  $  158,050  $ 1,105  $  125,116  $   875

  Laundry Income           $    4,716  $    33  $    5,454  $    38  $    9,156  $    64  $   23,900  $   167  $    8,656  $    61
  Garage Revenue           $        0  $     0  $        0  $     0  $        0  $     0  $        0  $     0  $        0  $     0
  Other Misc. Revenue      $   66,090  $   462  $   59,531  $   416  $   85,023  $   595  $   66,575  $   466  $  101,744  $   711
                           -------------------------------------------------------------------------------------------------------
    Subtotal Other Income  $   70,806  $   495  $   64,985  $   454  $   94,179  $   659  $   90,475  $   633  $  110,400  $   772

                           -------------------------------------------------------------------------------------------------------
Effective Gross Income     $1,415,131  $ 9,896  $1,477,557  $10,333  $1,469,530  $10,276  $1,524,211  $10,659  $1,474,124  $10,309

Operating Expenses
  Taxes                    $  139,528  $   976  $  149,794  $ 1,048  $  156,553  $ 1,095  $  169,372  $ 1,184  $  171,480  $ 1,199
  Insurance                $   22,540  $   158  $   25,952  $   181  $   27,018  $   189  $   29,443  $   206  $   27,172  $   190
  Utilities                $   83,061  $   581  $   93,379  $   653  $   94,020  $   657  $   79,002  $   552  $   71,620  $   501
  Repair & Maintenance     $   52,866  $   370  $   41,908  $   293  $   38,450  $   269  $   73,835  $   516  $   81,520  $   570
  Cleaning                 $   48,219  $   337  $   41,142  $   288  $   52,555  $   368  $   48,244  $   337  $   38,376  $   268
  Landscaping              $   21,271  $   149  $   15,393  $   108  $   23,926  $   167  $        0  $     0  $   49,928  $   349
  Security                 $        0  $     0  $        0  $     0  $        0  $     0  $        0  $     0  $        0  $     0
  Marketing & Leasing      $   37,352  $   261  $   18,128  $   127  $   16,428  $   115  $   17,700  $   124  $   23,188  $   162
  General Administrative   $  164,991  $ 1,154  $  152,323  $ 1,065  $  135,088  $   945  $  119,141  $   833  $  148,496  $ 1,038
  Management               $   71,285  $   498  $   76,951  $   538  $   77,173  $   540  $   74,998  $   524  $   71,424  $   499
  Miscellaneous            $        0  $     0  $        0  $     0  $        0  $     0  $        0  $     0  $        0  $     0

                           -------------------------------------------------------------------------------------------------------
Total Operating Expenses   $  641,113  $ 4,483  $  614,970  $ 4,300  $  621,211  $ 4,344  $  611,735  $ 4,278  $  683,204  $ 4,778

  Reserves                 $        0  $     0  $        0  $     0  $        0  $     0  $        0  $     0  $        0  $     0

                           -------------------------------------------------------------------------------------------------------
Net Income                 $  774,018  $ 5,413  $  862,587  $ 6,032  $  848,319  $ 5,932  $  912,476  $ 6,381  $  790,920  $ 5,531

                                 AAA PROJECTION
                           ----------------------------
         DESCRIPTION          TOTAL    PER UNIT     %
-------------------------------------------------------
Revenues
  Rental Income            $1,478,640  $10,340    100.0%

  Vacancy                  $   73,932  $   517      5.0%
  Credit Loss/Concessions  $   73,932  $   517      5.0%
                           ----------------------------
    Subtotal               $  147,864  $ 1,034     10.0%

  Laundry Income           $   14,300  $   100      1.0%
  Garage Revenue           $        0  $     0      0.0%
  Other Misc. Revenue      $   71,500  $   500      4.8%
                           ----------------------------
    Subtotal Other Income  $   85,800  $   600      5.8%

                           ----------------------------
Effective Gross Income     $1,416,576  $ 9,906    100.0%

Operating Expenses
  Taxes                    $  171,600  $ 1,200     12.1%
  Insurance                $   28,600  $   200      2.0%
  Utilities                $   71,500  $   500      5.0%
  Repair & Maintenance     $   71,500  $   500      5.0%
  Cleaning                 $   39,325  $   275      2.8%
  Landscaping              $   21,450  $   150      1.5%
  Security                 $        0  $     0      0.0%
  Marketing & Leasing      $   17,875  $   125      1.3%
  General Administrative   $  128,700  $   900      9.1%
  Management               $   42,497  $   297      3.0%
  Miscellaneous            $        0  $     0      0.0%

                           ----------------------------
Total Operating Expenses   $  593,047  $ 4,147     41.9%

  Reserves                 $   42,900  $   300      7.2%

                           ----------------------------
Net Income                 $  780,629  $ 5,459     55.1%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $300 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $300 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                                                       CAPITALIZATION RATES
                               ---------------------------------------------------------------------
                                          GOING-IN                                 TERMINAL
                               ---------------------------------------------------------------------
                                LOW                    HIGH              LOW                    HIGH
                               -----                  ------            -----                  ------
RANGE                          6.00%                  10.00%            7.00%                  10.00%
AVERAGE                                    8.14%                                    8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE     OCCUP.   PRICE/UNIT       OAR
---------   ---------     ------   ----------       ---
   I-1        Dec-02       94%      $68,889        7.54%
   I-2        Sep-00       88%      $42,590        9.00%
   I-3        Feb-01       92%      $57,730        7.90%
   I-4        Jul-00       92%      $50,861       10.18%
   I-5                                              N/A
                                       High       10.18%
                                        Low        7.54%
                                    Average        8.65%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $9,000,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

DISCOUNTED CASH FLOW ANALYSIS

                            CARRIAGE HILL APARTMENTS

           YEAR               APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009     APR-2010     APR-2011
        FISCAL YEAR              1            2            3            4            5             6           7            8
----------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                  $1,478,640   $1,522,999   $1,568,689   $1,615,750   $1,664,222   $1,714,149   $1,765,573   $1,818,541

  Vacancy                    $   73,932   $   76,150   $   78,434   $   80,787   $   83,211   $   85,707   $   88,279   $   90,927
  Credit Loss                $   73,932   $   76,150   $   78,434   $   80,787   $   83,211   $   85,707   $   88,279   $   90,927
  Concessions                $   73,932   $   76,150   $   67,977   $   32,315   $   33,284   $        0   $        0   $        0
                             -----------------------------------------------------------------------------------------------------
     Subtotal                $  221,796   $  228,450   $  224,845   $  193,890   $  199,707   $  171,415   $  176,557   $  181,854

  Laundry Income             $   14,300   $   14,729   $   15,171   $   15,626   $   16,095   $   16,578   $   17,075   $   17,587
  Garage Revenue             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue        $   71,500   $   73,645   $   75,854   $   78,130   $   80,474   $   82,888   $   85,375   $   87,936
                             -----------------------------------------------------------------------------------------------------
     Subtotal Other Income   $   85,800   $   88,374   $   91,025   $   93,756   $   96,569   $   99,466   $  102,450   $  105,523

                             -----------------------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME       $1,342,644   $1,382,923   $1,434,869   $1,515,616   $1,561,084   $1,642,200   $1,691,466   $1,742,210

OPERATING EXPENSES:
  Taxes                      $  171,600   $  176,748   $  182,050   $  187,512   $  193,137   $  198,931   $  204,899   $  211,046
  Insurance                  $   28,600   $   29,458   $   30,342   $   31,252   $   32,190   $   33,155   $   34,150   $   35,174
  Utilities                  $   71,500   $   73,645   $   75,854   $   78,130   $   80,474   $   82,888   $   85,375   $   87,936
  Repair & Maintenance       $   71,500   $   73,645   $   75,854   $   78,130   $   80,474   $   82,888   $   85,375   $   87,936
  Cleaning                   $   39,325   $   40,505   $   41,720   $   42,971   $   44,261   $   45,588   $   46,956   $   48,365
  Landscaping                $   21,450   $   22,094   $   22,756   $   23,439   $   24,142   $   24,866   $   25,612   $   26,381
  Security                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing        $   17,875   $   18,411   $   18,964   $   19,532   $   20,118   $   20,722   $   21,344   $   21,984
  General Administrative     $  128,700   $  132,561   $  136,538   $  140,634   $  144,853   $  149,199   $  153,675   $  158,285
  Management                 $   40,279   $   41,488   $   43,046   $   45,468   $   46,833   $   49,266   $   50,744   $   52,266
  Miscellaneous              $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                             -----------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES     $  590,829   $  608,554   $  627,125   $  647,069   $  666,481   $  687,504   $  708,129   $  729,373

  Reserves                   $   42,900   $   44,187   $   45,513   $   46,878   $   48,284   $   49,733   $   51,225   $   52,762

                             -----------------------------------------------------------------------------------------------------
NET OPERATING INCOME         $  708,915   $  730,182   $  762,232   $  821,669   $  846,319   $  904,963   $  932,112   $  960,075
                             =====================================================================================================

  Operating Expense Ratio
   (% of EGI)                      44.0%        44.0%        43.7%        42.7%        42.7%        41.9%        41.9%        41.9%
  Operating Expense Per Unit $    4,132   $    4,256   $    4,385   $    4,525   $    4,661   $    4,808   $    4,952   $    5,101
                             =====================================================================================================

           YEAR                APR-2012     APR-2013     APR-2014
        FISCAL YEAR               9            10           11
------------------------------------------------------------------
REVENUE
  Base Rent                   $1,873,097   $1,929,290   $1,987,169

  Vacancy                     $   93,655   $   96,464   $   99,358
  Credit Loss                 $   93,655   $   96,464   $   99,358
  Concessions                 $        0   $        0   $        0
                              ------------------------------------
     Subtotal                 $  187,310   $  192,929   $  198,717

  Laundry Income              $   18,115   $   18,658   $   19,218
  Garage Revenue              $        0   $        0   $        0
  Other Misc. Revenue         $   90,574   $   93,291   $   96,090
                              ------------------------------------
     Subtotal Other Income    $  108,689   $  111,950   $  115,308

                              ------------------------------------
EFFECTIVE GROSS INCOME        $1,794,476   $1,848,310   $1,903,760

OPERATING EXPENSES:
  Taxes                       $  217,378   $  223,899   $  230,616
  Insurance                   $   36,230   $   37,317   $   38,436
  Utilities                   $   90,574   $   93,291   $   96,090
  Repair & Maintenance        $   90,574   $   93,291   $   96,090
  Cleaning                    $   49,816   $   51,310   $   52,850
  Landscaping                 $   27,172   $   27,987   $   28,827
  Security                    $        0   $        0   $        0
  Marketing & Leasing         $   22,644   $   23,323   $   24,023
  General Administrative      $  163,033   $  167,924   $  172,962
  Management                  $   53,834   $   55,449   $   57,113
  Miscellaneous               $        0   $        0   $        0

                              ------------------------------------
TOTAL OPERATING EXPENSES      $  751,255   $  773,792   $  797,006

  Reserves                    $   54,344   $   55,975   $   57,654

                              ------------------------------------
NET OPERATING INCOME          $  988,877   $1,018,543   $1,049,100
                              ====================================

  Operating Expense Ratio
   (% of EGI)                       41.9%        41.9%        41.9%
  Operating Expense Per Unit  $    5,254   $    5,411   $    5,573
                              ====================================

Estimated Stabilized NOI   $   780,629   Sales Expense Rate           2.00%
Months to Stabilized                 1   Discount Rate               11.00%
Stabilized Occupancy              95.0%  Terminal Cap Rate            9.75%

Gross Residual Sale Price  $10,759,997   Deferred Maintenance        $        0
  Less: Sales Expense      $   215,200
                           -----------   Add: Excess Land            $        0
Net Residual Sale Price    $10,544,797   Other Adjustments           $        0
PV of Reversion            $ 3,713,714                               ----------
Add: NPV of NOI            $ 5,259,684   Value Indicated By "DCF"    $8,973,398
                           -----------                 Rounded       $9,000,000
PV Total                   $ 8,973,398


                          "DCF" VALUE SENSITIVITY TABLE

                                                 DISCOUNT RATE
                         ------------------------------------------------------------------
    TOTAL VALUE            10.50%        10.75%        11.00%        11.25%        11.50%
--------------------       ------        ------        ------        ------        ------
               9.25%     $9,484,675    $9,327,685    $9,174,139    $9,023,949    $8,877,031
 TERMINAL      9.50%     $9,376,906    $9,222,324    $9,071,127    $8,923,229    $8,778,546
 CAP RATE      9.75%     $9,274,663    $9,122,366    $8,973,398    $8,827,673    $8,685,112
              10.00%     $9,177,533    $9,027,406    $8,880,555    $8,736,896    $8,596,350
              10.25%     $9,085,140    $8,937,078    $8,792,241    $8,650,547    $8,511,917

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $219,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                            CARRIAGE HILL APARTMENTS

                                                TOTAL         PER SQ. FT.   PER UNIT         % OF EGI
                                             -----------      -----------   --------         --------
REVENUE
   Base Rent                                 $ 1,478,640       $  9.46      $ 10,340

   Less: Vacancy & Collection Loss   10.00%  $   147,864       $  0.95      $  1,034

   Plus: Other Income
     Laundry Income                          $    14,300       $  0.09      $    100           1.01%
     Garage Revenue                          $         0       $  0.00      $      0           0.00%
     Other Misc. Revenue                     $    71,500       $  0.46      $    500           5.05%
                                             ------------------------------------------------------
        Subtotal Other Income                $    85,800       $  0.55      $    600           6.06%

EFFECTIVE GROSS INCOME                       $ 1,416,576       $  9.07      $  9,906

OPERATING EXPENSES:
   Taxes                                     $   171,600       $  1.10      $  1,200          12.11%
   Insurance                                 $    28,600       $  0.18      $    200           2.02%
   Utilities                                 $    71,500       $  0.46      $    500           5.05%
   Repair & Maintenance                      $    71,500       $  0.46      $    500           5.05%
   Cleaning                                  $    39,325       $  0.25      $    275           2.78%
   Landscaping                               $    21,450       $  0.14      $    150           1.51%
   Security                                  $         0       $  0.00      $      0           0.00%
   Marketing & Leasing                       $    17,875       $  0.11      $    125           1.26%
   General Administrative                    $   128,700       $  0.82      $    900           9.09%
   Management                         3.00%  $    42,497       $  0.27      $    297           3.00%
   Miscellaneous                             $         0       $  0.00      $      0           0.00%

TOTAL OPERATING EXPENSES                     $   593,047       $  3.80      $  4,147          41.86%

   Reserves                                  $    42,900       $  0.27      $    300           3.03%

                                             ------------------------------------------------------
NET OPERATING INCOME                         $   780,629       $  5.00      $  5,459          55.11%

   "GOING IN" CAPITALIZATION RATE                   9.00%

   VALUE INDICATION                          $ 8,673,652       $ 55.51      $ 60,655

   PV OF CONCESSIONS                        ($   219,000)

   "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)       $ 8,454,652

                               ROUNDED       $ 8,500,000       $ 54.40      $ 59,441

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE     VALUE         ROUNDED       $/UNIT      $/SF
--------     -----         -------       ------      ----
 8.25%    $9,243,166     $9,200,000     $64,336     $58.88
 8.50%    $8,964,867     $9,000,000     $62,937     $57.60
 8.75%    $8,702,471     $8,700,000     $60,839     $55.68
 9.00%    $8,454,652     $8,500,000     $59,441     $54.40
 9.25%    $8,220,229     $8,200,000     $57,343     $52.48
 9.50%    $7,998,144     $8,000,000     $55,944     $51.20
 9.75%    $7,787,448     $7,800,000     $54,545     $49.92

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $8,500,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

          Discounted Cash Flow Analysis     $9,000,000
          Direct Capitalization Method      $8,500,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $8,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                         RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

        Cost Approach                 Not Utilized
        Sales Comparison Approach      $8,500,000
        Income Approach                $8,800,000
        Reconciled Value               $8,700,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                   $8,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                              SUBJECT PHOTOGRAPHS

          [PICTURE]                                            [PICTURE]

  EXTERIOR VIEW OF COMPLEX                             EXTERIOR VIEW OF COMPLEX

          [PICTURE]                                            [PICTURE]

EXTERIOR VIEW OF THE COMPLEX                           INTERIOR TYPICAL KITCHEN

          [PICTURE]                                            [PICTURE]

   INTERIOR - DINING AREA                               INTERIOR - LIVING ROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                              SUBJECT PHOTOGRAPHS

          [PICTURE]                               [PICTURE]

     INTERIOR - BATHROOM                     INTERIOR - HALLWAY

          [PICTURE]                               [PICTURE]

  INTERIOR - LEASING OFFICE            EXTERIOR - VIEW OF PARKING AREA

          [PICTURE]

EXTERIOR VIEW OF PARKING AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1                 COMPARABLE I-2            COMPARABLE I-3

 WHITE PINES OF DEWITT         RUNAWAY BAY APARTMENTS    STONE CREST APARTMENTS
   100-151 Brunswick            1101 Runaway Bay Dr.       2880 Isabella Road
      Dewitt, MI                   Lansing, MI             Mount Pleasant, MI

      [PICTURE]                      [PICTURE]                  [PICTURE]

    COMPARABLE I-4

     TIMBER RIDGE
4345 Timber Ridge Trail                N/A
     Wyoming, MI

      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                             COMPARABLE                         COMPARABLE
   DESCRIPTION                         SUBJECT                                  R - 1                              R - 2
   -----------                         -------                               ----------                         ----------
  Property Name           Carriage Hill Apartments                 Ashton Lake                         Brandywine
  Management Company      Aimco                                    Self Management                     United Dominion Residential
                                                                                                       Communities
LOCATION:
  Address                 6080 Carriage Hill Dr.                   2610 Marfitt Rd                     3075 Endenhall way
  City, State             East Lansing, Michigan                   East Lansing, Michigan              East Lansing, Michigan
  County                  Ingham                                   Ingham                              Ingham
  Proximity to Subject                                             0.75-mile west of subject           0.25-mile north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)  156,250                                  109,920                             379,680
  Year Built              1972                                     1988                                1973
  Effective Age           15                                       15                                  20
  Building Structure Type Class C                                  Class C                             Class C
  Parking Type (Gr.,
   Cov., etc.)            Garage, Open Covered                     Covered, Open                       Covered, Open
  Number of Units         143                                      120                                 468
  Unit Mix:                    Type            Unit Qty.  Mo. Rent   Type       Unit  Qty.   Mo.         Type     Unit  Qty.    Mo.
                          1 1Br/1Ba - 1A10      625  12    $  568  1 1Br/1Ba     720   36   $659       1 1Br/1Ba    690  160  $  625
                          2 1Br/1Ba - 1B10      700  12    $  645  2 2Br/1Ba   1,000   84   $775       2 2Br/1Ba  1,000  264  $  760
                          3 2Br/1.5Ba - 2A15    875  12    $  724                                      5 3 Br/1Ba 1,120   44  $1,000
                          4 2Br/1.5Ba - 2B15  1,000  36    $  649
                          5 2Br/1.5Ba - 2C15  1,150  10    $1,015
                          6 3Br/1.5Ba - 3A15  1,350  61    $1,059

  Average Unit Size (SF)  1,093                                    916                                 905
  Unit Breakdown:            Efficiency       2-Bedroom              Efficiency     2-Bedroom 70%        Efficiency     2-Bedroom
                             1-Bedroom        3-Bedroom              1-Bedroom  30% 3-Bedroom            1-Bedroom  34% 3-Bedroom
CONDITION:                Average                                  Average                              Good
APPEAL:                   Average                                  Average                              Good
AMENITIES:
  Unit Amenities          X   Attach. Garage  X Vaulted Ceiling       Attach. Garage  Vaulted Ceiling    Attach. Garage Vaulted
                          X   Balcony         X W/D Connect.          Balcony         W/D Connect.     X Balcony        W/D Connect.
                          X   Fireplace                            X  Fireplace                          Fireplace
                          X   Cable TV                             X  Cable TV                         X Cable TV
                              Ready                                   Ready                              Ready
  Project Amenities           Swimming Pool                           Swimming Pool                    X Swimming Pool
                              Spa/Jacuzzi       Car Wash              Spa/Jacuzzi     Car Wash           Spa/Jacuzzi     Car Wash
                              Basketball        BBQ Equipment         Basketball      BBQ Equipment    X Basketball      BBQ
                              Court                                   Court                              Court           Equipment
                          X   Volleyball        Theater Room          Volleyball      Theater Room     X Volleyball      Theater
                              Court                                   Court                              Court           Room
                              Sand Volley       Meeting Hall          Sand Volley     Meeting Hall       Sand Volley   X Meeting
                              Ball                                    Ball                               Ball            Hall
                              Tennis Court      Secured Parking       Tennis Court    Secured Parking  X Tennis Court    Secured
                                                                                                                         Parking
                              Racquet Ball    X Laundry Room          Racquet Ball  X Laundry Room       Racquet Ball    Laundry
                                                                                                                         Room
                              Jogging Track     Business Office       Jogging Track   Business Office    Jogging Track   Business
                                                                                                                         Office
                              Gym Room                                Gym Room                         X Gym Room
                          X    Playground                              Playground                         Playground

OCCUPANCY:                99%                                      99%                                  94%
LEASING DATA:
  Available Leasing Terms                                          12 mos                               12 mos
  Concessions                                                      None                                 None
  Pet Deposit                                                      None                                 Yes
  Utilities Paid by
    Tenant:               Electric              Natural Gas        X Electric         Natural Gas       X Electric     X Natural Gas
                          Water                 Trash                Water            Trash             X Water        X Trash
  Confirmation            Inspection                               Bonnie                               Karen
  Telephone Number        N/.A                                     517-336-8900                         517-351-1278
NOTES:

COMPARISON TO SUBJECT:                                            Slightly Inferior                   Slightly Superior

                                    COMPARABLE                         COMPARABLE                        COMPARABLE
     DESCRIPTION                      R - 3                              R - 4                              R - 5
     -----------                    ----------                         ----------                        ----------
  Property Name             Arbor Glen                         Timberlake                          Abbot Pointe
  Management Company        DTN                                Dunn Development                    All State
LOCATION:
  Address                   295 Arbor Glen Dr                  1502 South Shore                    204 East Pointe Lane
  City, State               East Lansing, Michigan             East Lansing, Michigan              East Lansing, Michigan
  County                    Ingham                             Ingham                              Ingham
  Proximity to Subject      0.5-mile west of subject           1.0 mile west of subject            0.75-southwest of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)    122,456                            266,800                             130,320
  Year Built                1989                               1981                                1966
  Effective Age             10                                 15                                  30
  Building Structure Type   Wood frame                         Wood Frame                          Class C
  Parking Type (Gr.,
   Cov., etc.)              Covered, Open                      Covered, Open                       Garage, Open Covered
  Number of Units           180                                282                                 172
  Unit Mix:                   Type     Unit  Qty.  Mo.           Type     Unit  Qty.   Mo.            Type    Unit Qty.   Mo.
                            1 1Br/1Ba   803  68   $750         1 1Br/1Ba    700  92   $  675       1 1Br/1Ba  560   72   $565
                            3 2Br/1Ba 1,059  60   $850         2 2Br/1Ba  1,000 128   $  875       2 2Br/1Ba  900  100   $650
                            4 2Br/2Ba 1,133  52   $875         6 3Br/2Ba  1,200  62   $1,200

  Average Unit Size (SF)    984                                946                                 758
  Unit Breakdown:             Efficiency       2-Bedroom 50%     Efficiency      2-Bedroom  45%      Efficiency     2-Bedroom 58%
                              1-Bedroom   50%  3-Bedroom         1-Bedroom   33% 3-Bedroom  22%      1-Bedroom  42% 3-Bedroom
CONDITION:                  Very Good                          Average                             Average
APPEAL:                     Very Good                          Average                             Average
AMENITIES:
  Unit Amenities              Attach. Garage X Vaulted Ceiling   Attach. Garage  Vaulted Ceiling   Attach. Garage    Vaulted Ceiling
                            X Balcony        X W/D Connect.    X Balcony       X W/D Connect.      X Balcony         W/D Connect.
                            X Fireplace                        X Fireplace                           Fireplace
                            X Cable TV                         X Cable TV                          X Cable TV
                              Ready                              Ready                               Ready
  Project Amenities         X Swimming Pool                      Swimming Pool                     X Swimming Pool
                            X Spa/Jacuzzi      Car Wash          Spa/Jacuzzi     Car Wash            Spa/Jacuzzi     Car Wash
                              Basketball       BBQ Equipment     Basketball      BBQ Equipment     X Basketball      BBQ Equipment
                              Court                              Court                               Court
                              Volleyball       Theater Room      Volleyball      Theater Room        Volleyball      Theater Room
                              Court                              Court                               Court
                              Sand Volley    X Meeting Hall      Sand Volley     Meeting Hall        Sand Volley     Meeting Hall
                              Ball                               Ball                                Ball
                              Tennis Court     Secured Parking   Tennis Court    Secured Parking     Tennis Court    Secured Parking
                              Racquet Ball     Laundry Room      Racquet Ball    Laundry Room        Racquet Ball    Laundry Room
                              Jogging Track    Business Office   Jogging Track   Business Office     Jogging Track   Business Office
                            X Gym Room                           Gym Room                          X Gym Room
                               Playground                         Playground                          Playground

OCCUPANCY:                  94%                                90%                                 85%
LEASING DATA:
  Available Leasing Terms   12 mos                             12 mos                              12 mos
  Concessions               Variable                           Variable                            None
  Pet Deposit               Yes-cats only                      No                                  Yes-cats only
  Utilities Paid by Tenant: X Electric       X Natural Gas     X Electric      X Natural Gas       X Electric        Natural Gas
                              Water            Trash             Water           Trash               Water           Trash
  Confirmation              Cara                               Debbie                              Kathy
  Telephone Number          517-351-5353                       517-351-6789                        517-332-8215
NOTES:

COMPARISON TO SUBJECT:      Slightly Inferior                  Superior                            Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1               COMPARABLE R-2               COMPARABLE R-3

    ASHTON LAKE                   BRANDYWINE                   ARBOR GLEN
   2610 Marfitt Rd            3075 Endenhall way            295 Arbor Glen Dr
East Lansing, Michigan       East Lansing, Michigan       East Lansing, Michigan

    [PICTURE]                      [PICTURE]                  [PICTURE]

    COMPARABLE R-4              COMPARABLE R-5

      TIMBERLAKE                 ABBOT POINTE
   1502 South Shore           204 East Pointe Lane
East Lansing, Michigan       East Lansing, Michigan

      [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                                   EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                   (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                                   EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

     The statements of fact contained in this report are true and correct.

     The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

     American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

     Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

     The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

     The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     I personally did not inspect the subject property. Jude Flynn, MAI, SRA provided significant real property appraisal assistance in the preparation of this report.

     I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  -s- Frank Fehribach
                                              ----------------------------
                                                 Frank Fehribach, MAI
                                        Managing Principal, Real Estate Group
                                    Michigan State Certified General Real Estate
                                                 Appraiser #1201008081

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                                   EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                   (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                                      FRANK A. FEHRIBACH, MAI

                                MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE               Mr. Fehribach has experience in valuations for resort
  Valuation              hotels; Class A office buildings; Class A multifamily
                         complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                         Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                University of Texas - Arlington
                           Master of Science - Real Estate
                         University of Dallas
                           Master of Business Administration - Industrial Management
                           Bachelor of Arts - Economics

STATE                    State of Arizona
CERTIFICATIONS             Certified General Real Estate Appraiser, #30828
                         State of Arkansas
                           State Certified General Appraiser, #CG1387N
                         State of Colorado
                           Certified General Appraiser, #CG40000445
                         State of Georgia
                           Certified General Real Property Appraiser, #218487
                         State of Michigan
                           Certified General Appraiser, #1201008081
                         State of Texas
                           Real Estate Salesman License, #407158 (Inactive)
                         State of Texas
                           State Certified General Real Estate Appraiser,
                           #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

PROFESSIONAL             Appraisal Institute, MAI Designated Member
AFFILIATIONS             Candidate Member of the CCIM Institute pursuing
                         Certified Commercial Investment Member (CCIM) designation

PUBLICATIONS             "An Analysis of the Determinants of Industrial Property
                         Valuation," Co-authored with Dr. Ronald C. Rutherford and Dr. Mark Eakin, The Journal of Real Estate
                         Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
CARRIAGE HILL APARTMENTS, EAST LANSING, MICHIGAN

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.